UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 9, 2016

ESCALADE, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-6966	13-2739290
(Commission File Number)	(IRS Employer Identification No.)

817 Maxwell Avenue, Evansville, Indiana 47711

(Address of Principal Executive Offices) (Zip Code)

(812) 467-1251

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	On June 9, 2016, Escalade, Incorporated ("Escalade") entered into the agreement attached hereto as Exhibit 10.1 with David L. Fetherman, Escalade’s Chief Executive Officer. Escalade’s Board of Directors, acting through its Compensation Committee, deemed it in Escalade’s best interests to enter into the agreement as an additional inducement to Mr. Fetherman to retain his services. The agreement provides that if Escalade would terminate Mr. Fetherman’s employment without cause, or if Mr. Fetherman would resign for good reason, then Mr. Fetherman would receive a payment equal to one year of his base salary. Escalade would also pay Mr. Fetherman a proportionate amount of any incentive compensation payable to Mr. Fetherman for the year in which such a severance would occur, determined at the end of such year if the incentive criteria are achieved. The agreement has an initial term ending December 31, 2017, which term may be extended for additional one year terms upon notice by the Board to Mr. Fetherman not later than six months prior to expiration of the then current term. Mr. Fetherman remains an employee at will, as are Escalade’s other executive officers and employees.

The copy of the agreement included as Exhibit 10.1 to this Current Report on Form 8-K is incorporated herein by reference. The foregoing summary of this agreement is qualified in its entirety by reference thereto.

Item 9.01   Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Executive Severance Agreement dated as of June 9, 2016 by and between Escalade, Incorporated and David L. Fetherman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Escalade, Incorporated has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2016	ESCALADE, INCORPORATED

	By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Vice President Finance, Chief Financial Officer and Secretary

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